Financial Data

AT&T Inc.
Non-GAAP Wireless Reconciliation
Wireless Segment OIBDA
Dollars in millions
Unaudited
	Three Months Ended
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009

Service Revenues	$10,605	$10,894	$11,227	$11,523	$11,646	$11,960	$12,372	$12,585
Equipment Revenues	1,180	1,082	1,345	1,318	1,192	1,262	1,255	1,232
Total Operating Revenues	11,785	11,976	12,572	12,841	12,838	13,222	13,627	13,817

Operating Expenses
Operations and support	7,150	7,287	8,615	8,492	7,886	8,428	8,645	8,701
Depreciation and amortization	1,542	1,510	1,466	1,507	1,499	1,504	1,490	1,550
Total Operating Expenses	8,692	8,797	10,081	9,999	9,385	9,932	10,135	10,251

Operating Income	3,093	3,179	2,491	2,842	3,453	3,290	3,492	3,566

Plus: Depreciation and amortization	1,542	1,510	1,466	1,507	1,499	1,504	1,490	1,550
OIBDA	4,635	4,689	3,957	4,349	4,952	4,794	4,982	5,116
OIBDA as a % of Service Revenue	43.7%	43.0%	35.2%	37.7%	42.5%	40.1%	40.3%	40.7%

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from segment operating income (loss), as calculated in accordance with generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of OIBDA, as presented, may differ from similarly titled measures reported by other companies.